Exhibit 21.1

SUBSIDIARIES OF VERIFYME, INC.

The following is a list of our subsidiaries as of December 31, 2022 that are required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K.

Subsidiary Company	Jurisdiction of Organization
PeriShip Global, LLC	Delaware